As filed with the Securities and Exchange Commission on May 29, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RATTLER MIDSTREAM LP

(Exact name of registrant as specified in its charter)

Delaware	83-1404608
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 West Texas Avenue Suite 1200 Midland, Texas 79701	79701
(Address of Principal Executive Offices)	(Zip Code)

Rattler Midstream LP Long Term Incentive Plan

(Full title of the plan)

Teresa L. Dick

Chief Financial Officer

Rattler Midstream LP

515 Central Park Drive

Suite 500

Oklahoma City, Oklahoma 73105

(Name and address of agent for service)

(405) 463-6900

(Telephone number, including area code, of agent for service)

Copies to:

Seth R. Molay, P.C.

Akin Gump Strauss Hauer & Feld LLP

2300 N. Field Street, Suite 1800

Dallas, TX 75201

(214) 969-4780

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common units representing limited partner interests	15,151,515	$18.38	$278,484,846	$33,752.36

(1)

Represents the common units representing limited partner interests (“Common Units”) of Rattler Midstream LP (the “Registrant”) reserved for issuance under the Rattler Midstream LP Long Term Incentive Plan (the “Plan”) being registered hereon. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional Common Units of the Registrant as may become issuable pursuant to the adjustment provisions of the Plan.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act. The proposed maximum offering price per unit, proposed maximum aggregate offering price, and amount of registration fee are based on a price of $18.38 per Common Unit, which is the average of the high and low trading price per Common Unit as reported on The Nasdaq Global Select Market on May 23, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Rattler Midstream GP LLC, the Registrant’s general partner (the “General Partner”), will send or give to all participants in the Plan document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with the note to Part I of Form S-8 and Rule 428 of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement on Form S-8 (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)

The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act (File No. 333-226645) on May 24, 2019 forming part of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-226645), originally filed with the Commission on August 7, 2018;

(b)	The Registrant’s Current Report on Form 8-K (File No. 001-38919), filed with the Commission on May 29, 2019; and

(c)

The description of the Registrant’s Common Units included in the Registrant’s Form 8-A (File No. 001-38919), filed with the Commission on May 22, 2019, including any amendment or report filed for the purpose of updating, changing or otherwise modifying such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the Registrant’s partnership agreement, in most circumstances, the Registrant will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, liabilities, costs, expenses, claims, damages or similar events: (i) the General Partner, any departing general partner, and any person who is or was an affiliate of the General Partner or any departing general partner; (ii) any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of the Registrant, its subsidiaries, the General Partner, any departing general partner or any of their affiliates; (iii) any person who is or was serving as a manager, management member, general partner, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to the Registrant or its subsidiaries; (iv) any person who controls the General Partner or any departing general partner; and (v) any other person designated by the Registrant’s general partner. Any indemnification under these provisions will only be out of the Registrant’s assets. Unless the General Partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to the Registrant to enable the Registrant to effectuate, indemnification. The Registrant may purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether the Registrant would have the power to indemnify the person against liabilities under its partnership agreement.

Under the General Partner’s limited liability company agreement, in most circumstances, the General Partner will provide indemnification similar to that in the Registrant’s partnership agreement for each of the following: (i) Diamondback Energy, Inc., as the sole member of the General Partner; (ii) any person who is or was an affiliate of the General Partner; (iii) any person who is or was a member, manager, partner, director, officer, fiduciary or trustee of the General Partner, its subsidiaries or the Registrant; (iv) any person who is or was serving at the request of the General Partner or its affiliates as a members, managers, partner, directors, officer, fiduciary or trustee of another person owing a fiduciary or similar duty to the General Partner or its subsidiaries; provided, that a person will not be entitled to indemnification by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and (v) any other person designated by the General Partner. Any indemnification under these provisions will only be out of the General Partner’s assets. Diamondback Energy, Inc. shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the General Partner to enable it to effectuate such indemnification. The General Partner may purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether the General Partner would have the power to indemnify the person against liabilities under its limited liability company agreement.

Subject to any terms, conditions or restrictions set forth in the Registrant’s partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. In addition, subject to any terms, conditions or restrictions set forth in the General Partner’s limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act provides that a Delaware limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The Registrant and the General Partner also have indemnification agreements with each of the current directors and executive officers of the General Partner. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted by law against expenses incurred as a result of any proceeding in which they are involved by reason of their service to the Registrant and, if requested, to advance expenses incurred as a result of any such proceeding. The Registrant also intends to enter into indemnification agreements with future directors and executive officers of the General Partner.

The Plan provides that the committee that administers the Plan and all members thereof are entitled to, in good faith, rely or act upon any report or other information furnished to them by any officer or employee of the Registrant, the General Partner, any of its subsidiaries, the Registrant’s or the General Partner’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the committee and any officer or employee of the General Partner, the Registrant, or any of its subsidiaries acting at the direction or on behalf of the committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Certificate of Limited Partnership of Rattler Midstream LP (formerly Rattler Midstream Partners LP) (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-226645), filed on August 7, 2018).

4.2	Certificate of Amendment to the Certificate of Limited Partnership of Rattler Midstream LP (formerly Rattler Midstream Partners LP) (incorporated by reference to Exhibit 3.2 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-226645), filed on January 22, 2019).

4.3	First Amended and Restated Agreement of Limited Partnership of Rattler Midstream LP (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38919), filed on May 29, 2019).

4.4	Rattler Midstream LP Long-Term Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File No. 001-38919), filed on May 29, 2019).

4.5	Form of Phantom Units Agreement (incorporated by reference to Exhibit 10.8 to the Registrant’s Current Report on Form 8-K (File No. 001-38919), filed May 29, 2019).

Exhibit Number	Description

5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP as to the legality of the securities being registered.

23.1*	Consent of Grant Thornton LLP.

23.2*	Consent of Grant Thornton LLP.

23.3*	Consent of Grant Thornton LLP.

23.4*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1 to this Registration Statement).

24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on May 29, 2019.

RATTLER MIDSTREAM LP
By:	Rattler Midstream GP LLC, its general partner

By:	/s/ Teresa L. Dick
Teresa L. Dick
Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Travis D. Stice, Teresa L. Dick and P. Matt Zmigrosky, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as he or she might or could in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on May 29, 2019.

Signature	Title

/s/ Travis D. Stice Travis D. Stice	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Teresa L. Dick Teresa L. Dick	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Matthew Kaes Van’t Hof Matthew Kaes Van’t Hof	President and Director

/s/ Laurie H. Argo Laurie H. Argo	Director

/s/ Arturo Vivar Arturo Vivar	Director

/s/ Steven E. West Steven E. West	Director